                                                                  Exhibit 99.1
For Immediate Release
---------------------
August 21, 2003


                  NORDSTROM REPORTS SECOND QUARTER EARNINGS
                  -----------------------------------------

     SEATTLE - August 21, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $65.9 million, or $0.48 per diluted share, for the second quarter of 2003, which ended August 2, 2003. For the same period last year, net earnings and earnings per diluted share were $36.3 million and $0.27, respectively. Excluding $16.1 million (net of tax) in non-recurring and impairment charges(1), second quarter 2002 net earnings and earnings per diluted share were $52.4 million and $0.39, respectively. Better-than-plan sales and expenses drove the 26 percent increase in earnings for the quarter, excluding 2002 non-recurring and impairment charges.
     Net sales for the second quarter of 2003 increased 7.9 percent, to $1.8 billion, compared to sales of $1.7 billion in the same period last year. Second quarter 2003 same-store sales increased 3.9 percent.
     "We have worked very hard to improve our service, which has resulted in better sales," commented President Blake Nordstrom. "Strong sales coupled with disciplined expense control resulted in enhanced margins for the quarter. We feel we are headed in the right direction."
     Year-to-date net earnings and earnings per share for the period ended August 2, 2003, were $93.0 million and $0.68 respectively, compared to net earnings and earnings per share of $11.8 million and $0.09 for the same period in 2002. Excluding $71.0 million (net of tax) in non-recurring and impairment charges(2), year-to-date 2002 net earnings and earnings per diluted share were $82.8 million and $0.61, respectively.
     Year-to-date net sales of $3.1 billion increased 6.0 percent from the same period in 2002. Year-to-date same store sales increased 1.6 percent.

EXPANSION UPDATE
     During the second quarter of 2003 Nordstrom did not open any stores. Three stores were opened in the month of August: a full-line store in Austin, Texas, and two Rack stores in Chicago, Ill. and Ft. Lauderdale, Fla. Throughout the remainder of the year ending January 31, 2004, Nordstrom expects to open two full-line stores in Richmond, Va. and West Palm Beach, Fla. Gross square footage for the year is expected to increase approximately
4.0 percent, from 18,428,000 to 19,109,000.

GAAP SALES PERFORMANCE
The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. This change in the fiscal calendar has resulted in differences in the number of days included in the current period versus the same period in the prior year. Sales performance numbers included in this release have been calculated on a comparative 4-5-4 basis. The Company believes that adjusting for these differences provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. The following reconciliation bridges 2002 GAAP sales to the 4-5-4 comparable sales.



                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      QTD 2003  QTD 2002       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP          91        92
                 GAAP Sales    $1,795.0  $1,655.6          $139.4             8.4%          4.5%
   Less May 1-4, 2002 sales           -    ($65.2)
Plus August 1-3, 2002 sales           -     $73.0
       Reported 4-5-4 sales    $1,795.0  $1,663.4          $131.6             7.9%          3.9%
        4-5-4 Adjusted Days    ========  ========
                                     91        91

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      YTD 2003  YTD 2002       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP         183       181
                 GAAP Sales    $3,138.5  $2,901.3          $237.2             8.2%          3.1%
    Less Feb. 1, 2003 sales      ($18.2)        -
  Less Feb. 1-2, 2002 sales           -    ($30.4)
Plus August 1-3, 2002 sales           -     $73.0
       Reported 4-5-4 sales    $3,120.3  $2,943.9          $176.4             6.0%          1.6%
        4-5-4 Adjusted Days    ========  ========
                                    182       182

2003 OUTLOOK

   The Company is providing the following 2003 forecasts:

                                 3rd Quarter 2003            Full-Year 2003
                                 ----------------            --------------
   Comp-store Sales              Low single digit increase   Low single digit increase
   Gross Profit (%)              Flat                        Slight Improvement
   Selling, General and
    Administrative Expense (%)   Moderate Improvement        Slight Improvement
   Service Charge Income         Increase $4-6 million       Increase $6-10 million
   Interest Expense              Decrease $1-2 million       Increase $4-6 million
   Effective Tax Rate            39%                         39%
   Earnings per Share            $0.16 - $0.20               $1.33 - $1.37
   Square footage growth                                     4%

CONFERENCE CALL INFORMATION:

     Company management will be hosting a conference call and webcast to discuss second quarter results at 4:15pm (EDT) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 800-214-3608. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 146 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 90 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

     Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.


                                 NORDSTROM, INC.
                   CONSOLIDATED STATEMENTS OF EARNINGS - 2nd Quarter
                  --------------------------------------------------
(unaudited;  amounts in thousands, except per share data and percentages)

                             Quarter    % of sales     Quarter     % of sales
                                     ended    (except as       ended     (except as
                                    8/2/03     indicated)    7/31/02      indicated)
                                    ------     ---------      ------      ---------
Net sales                       $1,794,975       100.0     $1,655,528      100.0
Cost of sales and related
  buying & occupancy            (1,192,195)      (66.4)    (1,104,035)     (66.7)
                                ----------                 ----------
Gross profit                       602,780        33.6        551,493       33.3
Selling, general and
   administrative expenses        (504,656)      (28.1)      (496,915)     (30.0)
                                  --------                   --------
Operating income                    98,124         5.5         54,578        3.3
Interest expense, net              (26,134)       (1.5)       (19,605)      (1.2)
Minority interest purchase               -          -         (11,121)      (0.6)
Service charge income
   and other, net                   36,081         2.0         35,341        2.1
                                  --------                   --------
Earnings before income taxes       108,071         6.0         59,193        3.6
Income tax expense                 (42,200)      (39.0)(3)    (22,858)     (38.6)(3)
                                  --------                   --------
Net earnings                      $ 65,871         3.7       $ 36,335        2.2
                                  ========                   ========
Earnings per share
       Basic                       $  0.48                   $   0.27
       Diluted                     $  0.48                   $   0.27

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ADDITIONAL DATA
Average number of shares outstanding
       Basic                   135,844                 135,066
       Diluted                 136,338                 135,820
------------------------------------------------------------------------------


                               NORDSTROM, INC.
              CONSOLIDATED STATEMENTS OF EARNINGS - Year-to-Date
              --------------------------------------------------
(unaudited;  amounts in thousands, except per share data and percentages)

                                      Year-                    Year-
                             to-Date    % of sales     to-Date     % of sales
                                     ended    (except as       ended     (except as
                                    8/2/03     indicated)    7/31/02      indicated)
                                    ------     ---------      ------      ---------
Net sales                       $3,138,514       100.0     $2,901,289      100.0
Cost of sales and related
  buying & occupancy            (2,080,653)      (66.3)    (1,927,123)     (66.4)
                                ----------                 ----------
Gross profit                     1,057,861        33.7        974,166       33.6
Selling, general and
   administrative expenses        (930,686)      (29.6)      (882,999)     (30.5)
                                  --------                   --------
Operating income                   127,175         4.1         91,167        3.1
Interest expense, net              (46,362)       (1.5)       (39,654)      (1.4)
Minority interest purchase               -          -         (53,168)      (1.8)
Service charge income
   and other, net                   71,713         2.3         68,645        2.4
                                  --------                   --------
Earnings before income taxes
   and cumulative effect of
   accounting change               152,526         4.9         66,990        2.3

Income tax expense                 (59,500)      (39.0)(3)    (41,868)     (62.5)(3)
                                  --------                    --------
Earnings before cumulative
   effect of accounting change      93,026         3.0         25,122        0.9
Cumulative effect of accounting
   change (net of tax)                   -          -         (13,359)      (0.5)
                                  --------                    --------
Net earnings                      $ 93,026         3.0        $ 11,763       0.4
                                  --------                    --------
Earnings per share
       Basic                      $   0.69                    $   0.09
       Diluted                    $   0.68                    $   0.09


------------------------------------------------------------------------------
ADDITIONAL DATA
Average number of shares outstanding
       Basic                  135,710                   134,887
       Diluted                136,016                   135,766
------------------------------------------------------------------------------


Investor Contact:                          Media Contact:
Stephanie Allen, 206-303-3262              Shasha Richardson, 206-373-3038

-------------------

(1) Prior year quarter-to-date net earnings excluding charges is the sum of net earnings of $36,335, the additional non-recurring expenses related to the minority interest purchase and reintegration costs of $6,527 (net of tax) and the write-down of the investment in a supply chain tool of $9,498 (net of tax). Excluding these charges, earnings and earnings per share were $52,360 and $0.39, respectively.

(2) Prior year-to-date net earnings excluding charges is the sum of net earnings of $11,763, the cumulative effect of accounting change of $13,359 (net of tax), non-recurring minority interest purchase and reintegration costs of $48,185 (net of tax) and the write-down of the investment in a supply chain tool of $9,498 (net of tax). Excluding these charges, earnings and earnings per share were $82,805 and $0.61, respectively.

(3) Percent of earnings before income taxes. For year-to-date 2002, income tax expense as a percent of earnings before income taxes is higher than Nordstrom's effective tax rate as the Company did not recognize a tax benefit from certain costs related to the minority interest purchase.